UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2005

TRANSCEND SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18217	33-0378756
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

945 East Paces Ferry Road, Suite 1475, Atlanta, Georgia 30326

(Address of principal executive offices, including zip code)

(404) 364-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(a)	(1) The Agreement For Financial Assistance by and between the Development Corporation of Abilene, Inc. (“DCOA”) and Transcend Services, Inc. (“Transcend”) effective as of March 1, 2005 (the “Agreement”) was approved under the terms and conditions of the Agreement on March 4, 2005.

(a)	(2) Under the terms of the Agreement, DCOA shall provide up to $2 million of interest-free, secured loans to Transcend (the “Loans”). In return, Transcend shall establish and operate a medical transcription training center and regional office in Abilene, Texas (the “Facility”). In addition, Transcend shall recruit, hire and train in the Facility up to 208 medical transcription professionals, the majority of whom shall be recruited from Abilene or the area surrounding Abilene, as defined in the Agreement. DCOA shall offer the Loans to Transcend in two increments of $1 million each in return for Transcend recruiting, hiring and training up to 104 medical transcription professionals for each Loan. Transcend and DCOA intend for the Loans to be paid by Transcend using job creation/retention incentive payments provided to Transcend by DCOA based upon job creation incentives, as defined in the Agreement, that are earned by Transcend as provided for in the Agreement. The first $1 million loan shall be secured by a $150,000 letter of credit from a bank and certain furniture and equipment (the “Collateral”). The Collateral shall be released as the Loan balance is reduced by job creation incentives that are earned by Transcend. The Collateral for the second $1 million Loan, if made, shall be a letter of credit from a bank or another form of security acceptable to both parties. For facilitating the Agreement, an unrelated third party shall receive a 15% fee that is payable from the proceeds of the Loans on mutually agreeable terms being negotiated between Transcend and the third party. Transcend will not receive any proceeds from the first $1 million Loan until certain prerequisites in the Agreement are fulfilled.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transcend Services, Inc.

Date: March 9, 2005	/s/ Joseph G. Bleser
Joseph G. Bleser
Chief Financial Officer
(Principal Financial Officer)